Exhibit 5.1
[WEIL, GOTSHAL & MANGES LLP LETTERHEAD]
March 8, 2006
Darling International Inc.
251 O’Connor Ridge Blvd., Suite 300
Irving, Texas 75038
Ladies and Gentlemen:
     We have acted as counsel to Darling International Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, of a Registration Statement on Form S-4 (as amended, the “Registration Statement”), relating to the registration of no more than 20,000,000 shares of common stock, par value $0.01 per share, of the Company (the “Registered Shares”) pursuant to that certain Asset Purchase Agreement (the “Purchase Agreement”) by and among the Company, Darling National LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Company, and National By-Products, LLC, an Iowa limited liability company (“NBP”), which provides for, among other things, the acquisition of substantially all of the assets of NBP by Darling National LLC.
     In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of the Restated Certificate of Incorporation of the Company, the Amended and Restated Bylaws of the Company, the Registration Statement and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.
     In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as

March 8, 2006

certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to these opinions that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.
     Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the Registered Shares are duly authorized and, when issued and delivered in accordance with the terms of the Purchase Agreement, will be validly issued, fully paid and nonassessable.
     The opinions expressed herein are limited to the corporate laws of the State of Delaware and the federal laws of the United States, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.
     We hereby consent to the use of this letter as an exhibit to the Registration Statement and to any and all references to our firm in the prospectus which is a part of the Registration Statement.
Very truly yours,

/s/ Weil, Gotshal & Manges LLP